Exhibit 99.1


URSI ANNOUNCES THAT KPS SPECIAL SITUATIONS FUND HAS COMPLETED CONTROLLING INVESTMENT.

Albany, NY, July 21, 2000/PR Newswire/--United Road Services, Inc. (OTC BB:
URSI- news), a leading provider of national transport and regional towing and recovery services, announced today that KPS Special Situations Fund, L.P. has made a controlling investment in United Road Services, Inc. Approval of this transaction was received yesterday at a special meeting of the Company's stockholders in New York City. Holders of approximately 81% of the shares of common stock that were voted were in favor of the transaction.

KPS invested $25 million and GE Capital invested $2 million in exchange for participating, convertible preferred stock issued by URSI, collectively convertible into approximately 75% of the Company's common stock. In connection with the transaction, KPS has the right to designate a majority of the Company's Board of Directors as long as KPS continues to own specified amounts of preferred stock. KPS has also arranged a new $100 million dollar credit facility for the Company through GE Capital.

The existing management team led by Mr. Gerald Riordan, Chief Executive Officer, will continue to operate the Company. Mr. Riordan commented, "I am pleased with the completion of the KPS transaction and the refinancing agented by GE Capital. Our management team and employees are looking forward to working with KPS and our new Board of Directors to return United Road Services to profitable growth."

Michael Psaros, a principal of KPS, added, "This transaction marks a new beginning for United Road Services that will allow the Company to realize its potential as a premier national provider of transportation, towing and recovery services. We have great confidence in the Company's senior management team and believe that our equity investment, coupled with a new credit facility, will provide the Company with the capital resources needed to execute its turnaround plan. We are excited about this investment and look forward to working with the Company's employees to complete the integration of the Company's assets, deliver superior service to our customers and maximize value for the Company's stockholders."

KPS Special Situations Fund, L.P. founded in 1998 by Eugene Keilin, Michael Psaros and David Shapiro, is a New York City based private equity fund with over $210 million of committed capital that focuses on constructive investing in restructurings, turnarounds and other special situations.

Formed in July 1997, United Road Services, Inc. has a network of 40 divisions located in 20 states. The Company's broad range of services include towing, impounding and storing motor vehicles, conducting lien sales and auctions of abandoned vehicles and transporting new and used vehicles and heavy construction equipment.

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This release contains forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Readers should not place undue reliance on forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events of circumstances. Readers should carefully review the risk factors described in documents the Company files from time to time with the Securities and Exchange Commission.


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